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                                                                       EXHIBIT 1
                            SECURED PROMISSORY NOTE


$120,000.00                                                  Palm Beach, Florida
                                                             March 25, 1997



     FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of SEAL FLEET, INC., a Nevada corporation (the "Company"), at its offices at 125 Worth Avenue, Suite 314, Palm Beach, Florida 33480, the principal sum of $120,000 together with interest from the date hereof on the unpaid principal balance outstanding hereunder from time to time at a floating rate per annum equal to the sum of one percent (1%) and the discount from face value at which 90-day United States treasury bills have most recently been sold at government auction, such rate to be established initially as of the date hereof and to be readjusted hereafter at the end of each successive 180-day period.

     The undersigned shall use the funds borrowed from the Company in the transaction to which this note relates solely for the purpose of exercising his option to acquire 240,000 shares (the "Shares") of the Class A common stock of the Company. To secure the obligations of the undersigned under this note, the undersigned shall deliver to the Company a stock pledge agreement (the "Pledge Agreement") in a form acceptable to the Company, pursuant to which the undersigned shall grant to the Company a security interest in the Shares, together with such further documents as are reasonably required by the Company to perfect the security interest so granted and to facilitate the exercise of the related remedies of the Company, including but not limited to the original certificate representing the Shares and a stock power signed by the undersigned.

     Interest accrued hereunder shall be paid no less frequently than annually. The principal balance and any accrued and unpaid interest outstanding under this note shall be paid in full not later than the earlier to occur of (i) the termination of the employment of the undersigned with the Company, (ii) March 21, 1999, (iii) the date of sale or other disposition of the Shares by the undersigned or (iv) any breach of the undersigned's obligations under this note or under the Pledge Agreement. This note may be prepaid in whole or in part, without penalty, at any time.

     The undersigned promises to pay all reasonable expenses incurred by the holder of this note in connection with the enforcement of the rights of the holder under this note and the Pledge Agreement, including attorneys' fees. The undersigned waives presentment, protest and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment on this note. Principal and interest are payable in lawful money of the United States. This note has been executed in the State of Florida and shall be construed and interpreted in accordance with the laws thereof.


                                                          /s/ Thomas M. Ferguson
                                                          ----------------------
                                                              Thomas M. Ferguson